Century Communities Reports Record Fourth Quarter and Full Year 2019 Results

- Home Sales Revenues Increased to $775.7 Million or 21% for Fourth Quarter -

- Net New Home Contracts Increased 45% to a Record 1,775 Homes for Fourth Quarter -

- Home Deliveries Grew to a Record 2,479 Homes or 22% for Fourth Quarter -

- Home Deliveries Increased to a Record 8,000 or 31% for Full Year -

- Fourth Quarter Net Income Per Diluted Share Increased to $1.63 from $0.85 -

Greenwood Village, Colorado (February 6, 2020) – Century Communities, Inc. (NYSE: CCS), a leading national homebuilder, today announced financial results for its fourth quarter and full year ended December 31, 2019.

Fourth Quarter 2019 Highlights Compared to Fourth Quarter 2018

•	Net income increased 104% to a record $53.4 million or $1.63 per diluted share
•	Home sales revenues increased to a record $775.7 million or 21%
•	Selling, general & administrative expense (“SG&A”) as a percent of home sales revenues improved by 50 basis points to 10.9%
•	Home deliveries grew to a record 2,479 homes or 22%
•	Net new home contracts increased 45% to a record 1,775 homes
•	Reduced net homebuilding debt to net capital ratio to 45.2%
•	Increased book value per share to $32.11 and stockholders’ equity to $1.1 billion

Dale Francescon, Co-Chief Executive Officer, stated, “2019 proved to be another milestone year for Century in which we closed a record 8,000 homes, grew home sales revenues to a record $2.5 billion and generated $113 million of net income, achieving our 17th consecutive year of profitability. We broadened our national footprint to 17 states, adding deliveries in Iowa, Indiana, Michigan and Ohio, not only expanding our scale and scope but strengthening our competitive position across high-potential markets. Additionally, we improved our SG&A leverage demonstrating our success in maintaining tight financial discipline and driving operational efficiencies within the business. While we are very pleased with our progress over the past year, we believe this is only the beginning of our extraordinary growth potential.”

Rob Francescon, Co-Chief Executive Officer, said, “Looking ahead, we are better positioned than ever before to capitalize on our 2019 momentum to propel our trajectory as we more deeply penetrate and increase our market share in the nation’s most robust metro environments. We are razor-focused on expanding our differentiated leadership position in the attractive, lower-priced home category, generating even further efficiencies from our substantial national platform and are encouraged that improved macro trends and positive homebuilding fundamentals are creating a positive demand environment. Furthermore, we are excited about our rebranding of Wade Jurney Homes to Century Complete announced today, a logical incorporation into the Century brand designed to maximize the potential of this important part of our business. We anticipate 2020 will be another year of outsized growth and performance and remain committed to delivering long-term value creation to our shareholders.”

Fourth Quarter 2019 Results

Net income for the fourth quarter 2019 increased 104% to $53.4 million, or $1.63 per diluted share as compared to $26.2 million or $0.85 per diluted share for the prior year quarter. Adjusted net income for the fourth quarter increased 44% to $49.4 million, or $1.50 per diluted share, as compared to $34.4 million, or $1.11 per diluted share, for the prior year quarter.

Home sales revenues for the fourth quarter 2019 increased 21% to $775.7 million, compared to $640.2 million for the prior year quarter. The growth in home sales revenues was primarily due to a 22% increase in deliveries to 2,479 homes compared to 2,028 homes for the prior year quarter. Average sales price of home deliveries for the fourth quarter 2019 decreased to $312,900, compared to $315,700 in the prior year quarter, consistent with the Company’s expansion of its offering of affordably priced homes.

Adjusted homebuilding gross margin percentage, excluding interest and impairments, increased to 21.0% in the fourth quarter 2019, as compared to 20.4% in the prior year quarter. Homebuilding gross margin percentage in the fourth quarter 2019 increased to 18.2%, as compared to 16.5% in the prior year quarter. SG&A as a percent of home sales revenues improved to 10.9%, compared to 11.4% in the prior year quarter.

Net new home contracts in the fourth quarter 2019 increased 45% to 1,775 homes, compared to 1,221 homes in the prior year quarter. At the end of the fourth quarter 2019, the Company had 2,070 homes in backlog, representing $637.8 million of backlog dollar value.

In the fourth quarter, the Company expensed an intangible asset of $2.8 million for the Wade Jurney Homes name, along with approximately $2.0 million in one time inventory impairments. The Company also incurred approximately $4.7 million of additional non-recurring items of which $3.0 million related to 45L consulting fees due to the recent extension of the energy-efficient home tax credit and $1.5 million related to various one time insurance settlements.

Financial services generated pre-tax income of $4.7 million in the fourth quarter 2019 as compared to $3.3 million in the prior year quarter, an increase of 42%.

Full Year 2019 Results

Net income for the full year 2019 was $113.0 million, or $3.62 per share compared to $96.5 million, or $3.17 per share. Adjusted net income increased to a record $126.2 million, or $4.05 per share, compared to $119.9 million, or $3.94 per share, for the prior year.

Home sales revenues for 2019 increased 18% to $2.5 billion, compared to $2.1 billion for 2018. The increase in home sales revenues was primarily due to home deliveries increasing 31% to 8,000 homes.  Average selling price of homes delivered decreased to $310,200 compared to $346,000 in the prior year, consistent with the Company’s expansion of its offering of affordably priced homes.

Adjusted homebuilding gross margin percentage, excluding interest, impairments and purchase price accounting, was 20.3% compared to 21.6% in the prior year. Homebuilding gross margin percentage in 2019 was 17.7%, compared to 17.5% in 2018. SG&A as a percent of home sales revenues decreased 30 basis points to 12.2% compared to 12.5% the prior year, with tight cost controls offsetting numerous investment and integration initiatives to support growth objectives.

Net new home contracts in 2019 increased to 7,861 homes, an increase of 39%, compared to 5,657 homes in the prior year, primarily attributable to an increased absorption pace and the full year results of Wade Jurney Homes.

Financial services generated pre-tax income of $10.7 million in the full year 2019 as compared to $8.8 million in the prior year, a 22% increase.

Balance Sheet and Liquidity

Stockholders’ equity increased by $202 million or 24% during the year to end at a record $1.06 billion. As of December 31, 2019, the Company had $571.3 million of availability under its credit facility. The Company had total liquidity of $662 million.

During the fourth quarter, the Company improved its net homebuilding debt to net capital to 45.2%, down 680 basis points from 52.0% at the end of 2018 and 860 basis points from 53.8% at the end of the third quarter.

Full Year 2019 Outlook

David Messenger, Chief Financial Officer of the Company, commented, “We believe our continued momentum coupled with a strong U.S. macroeconomic environment will enable us to deliver another year of strong performance in 2020. We introduce our full year outlook for home deliveries to be in the range of 8,500 to 9,500 homes and our home sales revenues to be in the range of $2.6 billion to $3.0 billion.”

Conference Call

The Company will host a webcast and conference call on Thursday, February 6, 2020 at 5:00 p.m. Eastern time, 3:00 p.m. Mountain time, to review the Company’s fourth quarter and full year 2019 results, discuss recent events and conduct a question-and-answer period. To participate in the call, please dial 877-451-6152 (domestic) or 201-389-0879 (international). The live webcast will be available at www.centurycommunities.com in the Investors section. A replay of the conference call will be available through March 6, 2020, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13697758. A replay of the webcast will be available on the Company’s website.

About Century Communities

Century Communities, Inc. (NYSE: CCS) is a top 10 national homebuilder. Offering new homes under the Century Communities and Century Complete brands, Century is engaged in all aspects of homebuilding — including the acquisition, entitlement and development of land, along with the construction, innovative marketing and sale of quality homes designed to appeal to a wide range of homebuyers. The Colorado-based company operates in 17 states across the U.S., and offers title, insurance and lending services in select markets through its Parkway Title, IHL Insurance Agency, and Inspire Home Loan subsidiaries. To learn more about Century Communities, please visit www.centurycommunities.com.

Non-GAAP Financial Measures

In addition to the Company’s operating results presented in accordance with generally accepted accounting principles (GAAP), this press release includes the following non-GAAP financial measures: Adjusted Net Income, Adjusted Diluted Earnings per Common Share (Adjusted Diluted EPS), Adjusted Homebuilding Gross Margin, Adjusted EBITDA, and Ratio of Homebuilding Net Debt to Net Capital. These non-GAAP financial measures should not be used as a substitute for the Company’s operating results presented in accordance with GAAP, and an analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. Please refer to the reconciliation of each of the above referenced non-GAAP financial measures following the historical financial information presented in this press release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “continue,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements in this release include the Company’s operating and financial guidance for 2020. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. The following important factors could cause actual results to differ materially from those expressed in the forward-looking statement: adverse changes in general economic conditions, ability to identify and acquire desirable land, availability of financing, the effect of interest rate and tax changes, reliance on contractors, and the other factors included in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

Century Communities, Inc.

Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Revenues
Home sales revenues	$775,667	$640,187	$2,481,465	$2,110,058
Land sales and other revenues	2,347	1,327	11,184	5,631
	778,014	641,514	2,492,649	2,115,689
Financial services revenue	14,528	10,431	43,262	31,724
Total revenues	792,542	651,945	2,535,911	2,147,413
Homebuilding Cost of Revenues
Cost of home sales revenues	(632,722)	(534,695)	(2,040,241)	(1,741,619)
Cost of land sales and other revenues	(2,015)	(822)	(8,130)	(3,832)
	(634,737)	(535,517)	(2,048,371)	(1,745,451)
Financial services costs	(9,825)	(7,122)	(32,575)	(22,958)
Selling, general, and administrative	(84,538)	(72,850)	(301,525)	(263,981)
Loss on debt extinguishment	—	—	(10,832)	—
Inventory impairment and other	(4,783)	—	(4,783)	—
Acquisition expense	—	(41)	—	(437)
Equity in income of unconsolidated subsidiaries	—	—	—	14,849
Other income (expense)	(4,691)	(353)	(5,190)	(905)
Income before income tax expense	53,968	36,062	132,635	128,530
Income tax expense	(610)	(9,868)	(19,641)	(32,075)
Net income	$53,358	$26,194	$112,994	$96,455

Earnings per share:
Basic	$1.65	$0.85	$3.66	$3.20
Diluted	$1.63	$0.85	$3.62	$3.17
Weighted average common shares outstanding:
Basic	32,392,398	30,675,586	30,886,382	30,084,913
Diluted	32,807,678	30,991,715	31,186,952	30,391,346

Century Communities, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share amounts)

	December 31,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$55,436	$32,902
Cash held in escrow	35,308	24,344
Accounts receivable	27,438	13,464
Inventories	1,995,549	1,848,243
Mortgage loans held for sale	185,246	112,394
Prepaid expenses and other assets	123,800	140,397
Property and equipment, net	35,998	33,258
Deferred tax assets, net	10,589	13,763
Amortizable intangible assets, net	208	5,095
Goodwill	30,395	30,395
Total assets	$2,499,967	$2,254,255
Liabilities and stockholders' equity
Liabilities:
Accounts payable	$84,794	$89,907
Accrued expenses and other liabilities	213,975	213,157
Notes payable	896,704	784,777
Revolving line of credit	68,700	202,500
Mortgage repurchase facilities	174,095	104,555
Total liabilities	1,438,268	1,394,896
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 33,067,375 and 30,154,791 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	331	302
Additional paid-in capital	684,354	595,037
Retained earnings	377,014	264,020
Total stockholders' equity	1,061,699	859,359
Total liabilities and stockholders' equity	$2,499,967	$2,254,255

Century Communities, Inc.

Homebuilding Operational Data

Net New Home Contracts

	Three Months Ended
	December 31,
	2019	2018	% Change
West	246	138	78.3%
Mountain	347	258	34.5%
Texas	264	161	64.0%
Southeast	385	244	57.8%
Wade Jurney Homes	533	420	26.9%
Total	1,775	1,221	45.4%

	Year ended
	December 31,
	2019	2018	% Change
West	1,013	754	34.4%
Mountain	1,637	1,571	4.2%
Texas	997	654	52.4%
Southeast	1,635	1,693	(3.4)%
Wade Jurney Homes	2,579	985	161.8%
Total	7,861	5,657	39.0%

Home Deliveries

(dollars in thousands)

	Three months ended December 31,
	2019		2018		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	346	$492.4	200	$524.9	73.0%	(6.2)%
Mountain	497	435.0	484	438.2	2.7%	(0.7)%
Texas	277	260.2	197	282.3	40.6%	(7.8)%
Southeast	556	345.8	510	333.7	9.0%	3.6%
Wade Jurney Homes	803	155.3	637	152.8	26.1%	1.6%
Total / Weighted Average	2,479	$312.9	2,028	$315.7	22.2%	(0.9)%

	Year ended December 31,
	2019		2018		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	1,029	$519.3	806	$569.5	27.7%	(8.8)%
Mountain	1,665	$431.7	1,625	$429.3	2.5%	0.6%
Texas	903	$279.9	688	$309.4	31.3%	(9.5)%
Southeast	1,592	$344.3	1,603	$331.0	(0.7)%	4.0%
Wade Jurney Homes	2,811	$152.0	1,377	$152.5	NM	NM
Total / Weighted Average	8,000	$310.2	6,099	$346.0	31.2%	(10.3)%

NM – Not meaningful

Century Communities, Inc.

Homebuilding Operational Data

Selling Communities

Selling communities at period end	As of December 31,		Increase/(Decrease)
	2019	2018	Amount	% Change

West	15	17	(2)	(11.8)%
Mountain	37	38	(1)	(2.6)%
Texas	20	21	(1)	(4.8)%
Southeast	45	46	(1)	(2.2)%
Wade Jurney Homes	N/A	N/A	N/A	N/A
Total	117	122	(5)	(4.1)%

N/A – Not applicable

Backlog

(dollars in thousands)

	December 31,
	2019			2018			% Change
	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price
West	202	$104,652	$518.1	218	$120,042	$550.7	(7.3)%	(12.8)%	(5.9)%
Mountain	373	159,248	$426.9	401	183,938	$458.3	(7.0)%	(13.4)%	(6.9)%
Texas	275	72,906	$265.1	181	68,265	$377.2	51.9%	6.8%	(29.7)%
Southeast	513	186,307	$363.2	470	156,491	$333.0	9.1%	19.1%	9.1%
Wade Jurney Homes	707	114,638	$162.1	911	140,790	$154.5	(22.4)%	(18.6)%	4.9%
Total / Weighted Average	2,070	$637,751	$308.1	2,181	$669,526	$306.9	(5.1)%	(4.7)%	0.4%

Lot Inventory

	December 31,
	2019			2018			% Change

	Owned	Controlled	Total	Owned	Controlled	Total	Owned	Controlled	Total

West	3,133	1,413	4,546	3,457	1,790	5,247	(9.4)%	(21.1)%	(13.4)%
Mountain	4,771	7,949	12,720	5,335	5,641	10,976	(10.6)%	40.9%	15.9%
Texas	3,326	2,278	5,604	3,943	2,616	6,559	(15.6)%	(12.9)%	(14.6)%
Southeast	4,160	3,827	7,987	4,828	2,808	7,636	(13.8)%	36.3%	4.6%
Wade Jurney Homes	3,324	4,761	8,085	3,447	4,054	7,501	(3.6)%	17.4%	7.8%
Total	18,714	20,228	38,942	21,010	16,909	37,919	(10.9)%	19.6%	2.7%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted Net Income and Adjusted Diluted Earnings per Common Share (Adjusted Diluted EPS) is a non-GAAP financial measure that we believe is useful to management, investors and other users of the Company’s financial information in evaluating its operating results and understanding its operating trends without the effect of certain non-recurring items. The Company believes excluding certain non-recurring items provides more comparable assessment of its financial results from period to period. Adjusted Diluted EPS is calculated by excluding the effect of loss on debt extinguishment, inventory impairment, acquisition costs and purchase price accounting for acquired work in process from the calculation of reported EPS.

Adjusted Diluted Earnings Per Common Share

(in thousands, except share and per share amounts)

	Three Months Ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
Numerator
Net income	$53,358	$26,194	$112,994	$96,455
Less: Undistributed earnings allocated to participating securities	—	—	—	(59)
Net income allocable to common stockholders	$53,358	$26,194	$112,994	$96,396
Denominator
Weighted average common shares outstanding - basic	32,392,398	30,675,586	30,886,382	30,084,913
Dilutive effect of restricted stock units	415,280	316,129	300,570	306,433
Weighted average common shares outstanding - diluted	32,807,678	30,991,715	31,186,952	30,391,346
Earnings per share:
Basic	$1.65	$0.85	$3.66	$3.20
Diluted	$1.63	$0.85	$3.62	$3.17

Adjusted earnings per share
Numerator
Income before income tax expense	$53,968	$36,062	$132,635	$128,530
Loss on debt extinguishment	-	-	10,832	-
Inventory impairment and other	4,783	-	4,783	-
Purchase price accounting for acquired work in process inventory	-	9,746	1,724	38,112
Gain on previously held interest in WJH	-	-	-	(7,219)
Acquisition expense	-	41	-	437
Adjusted income before income tax expense	58,751	45,849	149,974	159,860
Adjusted income tax expense(1)	(9,400)	(11,462)	(23,803)	(39,965)
Adjusted net income	49,351	34,387	126,171	119,895
Less: Adjusted undistributed earnings allocated to participating securities	—	—	—	(74)
Adjusted net income allocable to common stockholders	$49,351	$34,387	$126,171	$119,821

Denominator - Diluted	32,807,678	30,991,715	31,186,952	30,391,346

Adjusted diluted earnings per share	$1.50	$1.11	$4.05	$3.94

(1)

For the year ended December 31, 2019, our adjusted income tax expense is reflective of our statutory income tax rate adjusted for permanent differences between our taxable income and our income before income taxes as reported under GAAP, including the benefit of Federal Energy Credits of $17.3 million.   For the year ended December 31, 2018 our adjusted income tax expense is reflected of our statutory income tax rate adjusted for permanent differences, excluding the remeasurement of our deferred tax assets of $1.5 million. For the three months ended December 31, 2019 and 2018 our adjusted income tax expense is reflective of our full year effective tax rate of approximately 15% and 25% applied to adjusted income before income tax expense.

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted homebuilding gross margin excluding impairment, interest and purchase price accounting for acquired work in process inventory is not a measurement of financial performance under United States generally accepted accounting principles; however, the Company’s management believes that this information is meaningful as it isolates the impact that indebtedness and acquisitions have on homebuilding gross margin and permits the Company’s stockholders to make better comparisons with the Company’s competitors, who adjust gross margins in a similar fashion.  This non-GAAP financial measure should not be used as a substitute for the Company’s operating results.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Adjusted Homebuilding Gross Margin

(in thousands)

	Three months ended December 31,
	2019	%	2018	%

Home sales revenues	$775,667	100.0%	$640,187	100.0%
Cost of home sales revenues	(632,722)	(81.6)%	(534,695)	(83.5)%
Inventory impairment	(1,993)	(0.3)%	—	—%
Gross margin from home sales	140,952	18.2%	105,492	16.5%
Add: Inventory impairment	1,993	0.3%	—	—%
Add: Interest in cost of home sales revenues	19,651	2.5%	15,115	2.4%
Adjusted homebuilding gross margin excluding interest and inventory impairment	162,596	21.0%	120,607	18.8%
Add: Purchase price accounting for acquired work in process inventory	—	—%	9,746	1.5%
Adjusted homebuilding gross margin excluding interest, inventory impairment and purchase price accounting for acquired work in process inventory	$162,596	21.0%	$130,353	20.4%

	Year ended December 31,
	2019	%	2018	%

Home sales revenues	$2,481,465	100.0%	$2,110,058	100.0%
Cost of home sales revenues	(2,040,241)	(82.2)%	(1,741,619)	(82.5)%
Inventory impairment	(1,993)	(0.1)%	—	—%
Gross margin from home sales	439,231	17.7%	368,439	17.5%
Add: Inventory impairment	1,993	0.1%	—	—%
Add: Interest in cost of home sales revenues	61,150	2.5%	48,692	2.3%
Adjusted homebuilding gross margin excluding interest and inventory impairment	502,374	20.2%	417,131	19.8%
Add: Purchase price accounting for acquired work in process inventory	1,724	0.1%	38,112	1.8%
Adjusted homebuilding gross margin excluding interest, inventory impairment and purchase price accounting for acquired work in process inventory	$504,098	20.3%	$455,243	21.6%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure we use as a supplemental measure in evaluating operating performance. The Company defines adjusted EBITDA as consolidated net income before (i) income tax expense, (ii) interest in cost of home sales revenues, (iii) other interest expense, (iv) loss on debt extinguishment, (v) inventory impairment and other, (vi) depreciation and amortization expense, and (vii) adjustments resulting from the application of purchase accounting for acquired work in process inventory related to business combinations. The Company believes adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, and items considered to be non-recurring. Accordingly, the Company’s management believes that this measurement is useful for comparing general operating performance from period to period. Adjusted EBITDA should be considered in addition to, and not as a substitute for, consolidated net income in accordance with GAAP as a measure of performance. The Company’s presentation of adjusted EBITDA should not be construed as an indication that its future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is limited as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

(in thousands)

	Three months ended December 31,			Year ended December 31,
	2019	2018	% Change	2019	2018	% Change
Net income	$53,358	$26,194	103.7%	$112,994	$96,455	17.1%
Income tax expense	610	9,868	(93.8)%	19,641	32,075	(38.8)%
Interest in cost of home sales revenues	19,651	15,115	30.0%	61,150	48,692	25.6%
Interest expense (income)	—	1	(100.0)%	16	3	433.3%
Depreciation and amortization expense	3,589	3,228	11.2%	13,382	12,031	11.2%
EBITDA	77,208	54,406	41.9%	207,183	189,256	9.5%
Loss on debt extinguishment	—	—	N/M	10,832	—	N/M
Inventory impairment and other	4,783	—	N/M	4,783	—	N/M
Purchase price accounting for acquired work in process inventory	—	9,746	N/M	1,724	38,112	(95.5)%
Purchase price accounting for investment in unconsolidated subsidiaries outside basis	—	—	N/M	—	60	N/M
Acquisition expense	—	41	N/M	—	437	N/M
Adjusted EBITDA	$81,991	$64,193	27.7%	$224,522	$227,865	(1.5)%

NM – Not meaningful

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Ratio of Net Homebuilding Debt to Net Capital

The following table presents the Company’s ratio of net homebuilding debt to net capital, which is a non-GAAP financial measure.  The Company calculates this by dividing net homebuilding debt (senior notes payable and revolving line of credit less cash held in escrow and cash and cash equivalents) by net capital (net homebuilding debt plus total stockholders’ equity). The most directly comparable GAAP measure is the ratio of debt to capital. The Company believes the ratio of net homebuilding debt to net capital is a relevant and useful financial measure to investors in understanding the leverage employed in its operations and as an indicator of the Company’s ability to obtain external financing.

 (in thousands)

	December 31,	December 31,
	2019	2018
Total homebuilding debt	$965,404	$987,277
Total stockholders' equity	1,061,699	859,359
Total capital	$2,027,103	$1,846,636
Homebuilding debt to capital	47.6%	53.5%

Total homebuilding debt	$965,404	$987,277
Cash and cash equivalents	(55,436)	(32,902)
Cash held in escrow	(35,308)	(24,344)
Net homebuilding debt	$874,660	$930,031
Total stockholders' equity	1,061,699	859,359
Net capital	$1,936,359	$1,789,390

Net homebuilding debt to net capital	45.2%	52.0%

Contact Information:

Investor Relations:

303-268-8398

InvestorRelations@CenturyCommunities.com